STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL IMAGING SYSTEMS, INC.

INTERNATIONAL IMAGING SYSTEMS, INC., a Delaware corporation (the "Corporation"), does hereby certify that:

First: That the Board of Directors of International Imaging Systems, Inc. (the “Corporation”) by unanimous written consent dated as of March 14, 2007, adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation as hereinafter amended, declaring such amendments to be advisable and calling for the submission of such amendments to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

Resolved, that the Certificate of Incorporation of the Corporation be amended by changing Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

“Article FOURTH.  On March 14, 2007 the corporation’s board of directors and a majority of the shareholders entitled to vote on the action approved a 30 to 1 reverse stock split to be effective at 5:00 p.m. on June 1, 2007 or as soon as the Corporation completes filing the an amendment to its articles of incorporation (the “Split Effective Date”), each 30 shares of the corporation’s capital stock issued and outstanding immediately prior to the Split Effective Date (the “Old Stock”) shall automatically reclassified and changed into one share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Stock”). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Stock into which the shares of Old Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.

This Corporation is authorized to issue the following New Stock:

(a)  The total number of shares which the Corporation shall have authority to issue is Eighty Million (80,000,000), consisting of Seventy-Nine Million (79,000,000) shares of Common Stock, par value $.0001 per share, (hereafter called the “Common Stock”), and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share, (hereinafter called the “Preferred Stock”).

(b) Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (hereinafter the “Board”), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board providing for the issuances of such series of Preferred Stock.”

Second: That thereafter, pursuant to §228 of the General Corporation Law of the State of Delaware, consents approving the amendments set forth above were signed by holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third: That said amendments were duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 10th day of June, 2006. The effective date for this amendment shall be June 15, 2007.

By:
(Authorized Officer)
Name: John Vogel, President, Chief Executive Officer

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